Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3/A No. 333-138234 dated November 21, 2006, Form S-8 No. 333-128291 dated September 13, 2005, Form S-8 No. 333-115940 dated May 27, 2004, Form S-8 No. 333-40674 dated June 30, 2000, and Form S-8 No. 333-92607 dated December 10, 1999 of Online Resources Corporation and in the related Prospectuses, of our report dated March 15, 2007, with respect to the 2006 consolidated financial statements and schedule of Online Resources Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

McLean, Virginia
March 2, 2009